                          MARKED TO SHOW CHANGES

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1996

                                                 REGISTRATION NO. 333-4568
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 1
                                 TO FORM S-11

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                   AMERICAN GENERAL HOSPITALITY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ---------------
                          3860 WEST NORTHWEST HIGHWAY
                                   SUITE 300
                              DALLAS, TEXAS 75220
                                (214) 352-3330
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                         PRINCIPAL EXECUTIVE OFFICES)

                                STEVEN D. JORNS
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                          3860 WEST NORTHWEST HIGHWAY
                                   SUITE 300
                              DALLAS, TEXAS 75220
                                (214) 352-3330
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                               ---------------
                                  COPIES TO:
         PETER M. FASS, ESQ.                 DAVID C. WRIGHT, ESQ.
     STEVEN L. LICHTENFELD, ESQ.               HUNTON & WILLIAMS
       LESLIE H. LOFFMAN, ESQ.               2000 RIVERVIEW TOWER
          BATTLE FOWLER LLP                  900 SOUTH GAY STREET
         75 EAST 55TH STREET              KNOXVILLE, TENNESSEE 37902
      NEW YORK, NEW YORK 10022                  (423) 549-7700
           (212) 856-7000
                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE
REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the share of Common Stock.

     Securities and Exchange Commission registration fee............ $   60,458
     NASD filing fee................................................     18,033
     NYSE listing fee...............................................     91,600
     Printing, engraving and mailing expenses.......................    350,000
     Accountant's fees and expenses.................................    350,000
     Blue Sky fees and expenses.....................................     50,000
     Legal fees.....................................................    800,000
     Transfer agent's fees..........................................     15,000
     Miscellaneous expenses.........................................    464,909
                                                                     ----------
       Total........................................................ $2,200,000
                                                                     ==========

ITEM 31. SALES TO SPECIAL PARTIES

  See response to Item 32.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

  The Company sold 15.83, 5.00, 47.51, 15.83 and 15.83 shares of Common Stock to Messrs. Jorns, Wiles, Sowell, Shaw and Shaw, respectively, on April 12, 1996 for an aggregate price of $100. The Company also has agreed to issue 134,679 shares (subject to adjustment in certain circumstances) of Common Stock to the Plan, valued at approximately $3.0 million, based on the Offering Price, in exchange for its interests in five of the Initial Hotels. The shares were purchased for investment purposes only, and not with a view to any resale, fractionalization or distribution thereof, and for the purpose of organizing the Company. The shares have been or will be issued by the Company in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The shares will be redeemed by the Company for $100 upon closing of the Offering.

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The Charter of the Company obligates it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final deposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

  The Company intends to purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

  The Underwriting Agreement will contain certain provisions pursuant to which certain officers, directors and controlling persons may be entitled to be indemnified by the underwriters named therein.

ITEM 34. TREATMENT OF PROCEEDS FROM SHARES BEING REGISTERED

  None.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS

  (A) INDEX TO FINANCIAL STATEMENTS

American General Hospitality Corporation
  Pro Forma Consolidated Statement of Operations for the Year Ended
   December 31, 1995 (unaudited)..........................................  F-2
  Pro Forma Consolidated Balance Sheet as of December 31, 1995
   (unaudited)............................................................  F-4
  Report of Independent Accountants.......................................  F-7
  Consolidated Balance Sheet as of April 12, 1996.........................  F-8
  Notes to Consolidated Balance Sheet.....................................  F-9
Initial Hotels and Lessee
  Pro Forma Combined Statement of Operations for the Year Ended December
   31, 1995 (unaudited)................................................... F-11
AGH Predecessor Hotels
  Report of Independent Accountants....................................... F-13
  Combined Balance Sheets as of December 30, 1994 and December 29, 1995... F-14
  Combined Statements of Operations for the Period from December 30, 1993 through December 31, 1993, and the Years Ended December 30, 1994 and
   December 29, 1995...................................................... F-15
  Combined Statements of Equity for the Period from December 30, 1993 through December 31, 1993, and the Years Ended December 30, 1994 and
   December 29, 1995...................................................... F-16
  Combined Statements of Cash Flows for the Period from December 30, 1993 through December 31, 1993, and the Years Ended December 30, 1994 and
   December 29, 1995...................................................... F-17
  Notes to Combined Financial Statements.................................. F-18
  Schedule III--Real Estate and Accumulated Depreciation.................. F-22
AGH Acquisition Hotels
  Report of Independent Accountants....................................... F-23
  Combined Balance Sheets as of December 31, 1994 and 1995................ F-24
  Combined Statements of Operations for each of the Three Years in the
   Period Ended December 31, 1995......................................... F-25
  Combined Statements of Equity for each of the Three Years in the Period
   Ended December 31, 1995................................................ F-26
  Combined Statements of Cash Flows for each of the Three Years in the
   Period Ended December 31, 1995......................................... F-27
  Notes to Combined Financial Statements.................................. F-28
  Schedule III--Real Estate and Accumulated Depreciation.................. F-33

  (B) EXHIBITS:

 EXHIBIT
 NUMBER                                  EXHIBIT
 -------                                 -------
   +1.1  --Form of Underwriting Agreement
   *3.1  --Articles of Incorporation of the Registrant
  **3.2  --Form of Articles of Amendment and Restatement of the Registrant
  **3.3  --Bylaws of the Registrant
   +4.1  --Form of Common Stock Certificate for the Registrant
   +5.1  --Opinion of Battle Fowler LLP
   +8.1  --Opinion of Battle Fowler LLP as to Tax Matters
   +8.2  --Opinion of Coopers & Lybrand L.L.P., as to Texas Franchise Tax
            Matters
  *10.1  --American General Hospitality Partnership, L.P. Limited Partnership
            Formation Agreement
 **10.2  --Form of Amended and Restated Agreement of Limited Partnership of
            American General Hospitality Operating Partnership, L.P.
  +10.3  --Form of Participating Lease between the Registrant and AGH Leasing,
            L.P.
  +10.4  --Form of Lease Master Agreement between the Registrant and AGH
            Leasing, L.P.
  +10.5  --Form of Management Agreement between AGH Leasing, L.P. and American
            General
            Hospitality, Inc.
  +10.6  --Form of Supplemental Representations, Warranties and Indemnity
            Agreement
 **10.7  --Form of Exchange Rights Agreement
 **10.8  --Form of Registration Rights Agreement
  +10.9  --Form of Lock-up Agreement
  +10.10 --Commitment Letter for Line of Credit
 **10.11 --Form of American General Hospitality Corporation 1996 Incentive Plan
 **10.12 --Form of American General Hospitality Corporation Non-Employee
            Directors' Incentive Plan
 **10.13 --Form of Employment Agreement between the Registrant and Steven D.
            Jorns
 **10.14 --Form of Employment Agreement between the Registrant and Bruce G.
            Wiles
 **10.15 --Form of Employment Agreement between the Registrant and Kenneth E.
            Barr
 **10.16 --Form of Employment Agreement between the Registrant and Russ C.
            Valentine
  +10.17 --Form of Sublease and Services Agreement
  +10.18 --Option to Purchase and Right of First Refusal Agreement between the
            Registrant and American General Hospitality, Inc.
  +10.19 --Form of Indemnification Agreement between the Registrant and its executive officers and directors
 **10.20 --Omnibus Option Agreement (OP Units) for Holiday Inn Dallas DFW
            Airport South
 **10.21 --Omnibus Option Agreement (Cash) for Holiday Inn Dallas DFW Airport
            South
 **10.22 --Contribution Agreement (GP) for Holiday Inn Dallas DFW Airport South
 **10.23 --Contribution Agreement (Primary Contributors) for Holiday Inn Dallas
            DFW Airport South; Holiday Inn Dallas DFW Airport West; Courtyard
            by Marriott-Meadowlands; Hampton Inn Richmond Airport; and Hilton
            Hotel & Conference Center
 **10.24 --Option Agreement for Holiday Inn Dallas DFW Airport West
 **10.25 --Contribution Agreement for Holiday Inn New Orleans Airport
 **10.26 --Sale and Contribution Agreement for Holiday Inn Select
 **10.27 --Purchase and Sale Agreement for Holiday Inn Park Center Plaza
 **10.28 --Hotel Purchase Agreement for Fred Harvey Albuquerque Airport Hotel
 **10.29 --Hotel Purchase Agreement for Le Baron Airport Hotel
 **10.30 --Real Estate Sale Agreement for Days Inn Ocean City
 **10.31 --Purchase and Sale Agreement and Escrow Instructions for Holiday Inn
            Mission Valley
 **10.32 --Omnibus Option Agreement (OP Units) for Hotel Maison de Ville
 **10.33 --Omnibus Option Agreement (Cash) for Hotel Maison de Ville
 **10.34 --Option Agreement for Hotel Maison de Ville
 **10.35 --Option Agreement (the Plan) for Holiday Inn Dallas DFW Airport
            South; Holiday Inn Dallas DFW Airport West; Courtyard by Marriott-
            Meadowlands; Hampton Inn Richmond Airport;
            and Hotel Maison de Ville
  +21.1  --Subsidiaries of the Company
  +23.1  --Consent of Battle Fowler LLP (included in Exhibits 5.1 and 8.1 hereto)

 EXHIBIT
 NUMBER                             EXHIBIT
 -------                            -------
  +23.2  --Consent of Coopers & Lybrand L.L.P. giving opinion on Texas
            Franchise Tax Matters (included in Exhibit 8.2 hereto)
  *23.3  --Consent of Coopers & Lybrand L.L.P.
  *24.1  --Powers of Attorney (included on signature page hereto)
 **99.1  --Consent of H. Cabot Lodge III
 **99.2  --Consent of James R. Worms
 **99.3  --Consent of James McCurry

- --------

 * Previously filed.

** Filed herewith.

 + To be filed by amendment.

ITEM 36. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 33 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

    (2) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-11 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF DALLAS, STATE OF TEXAS ON MAY 24, 1996.

                               AMERICAN GENERAL HOSPITALITY CORPORATION
                                 a Maryland corporation (Registrant)

                                                    /s/ Steven D. Jorns
                                          By: _________________________________
                                                      STEVEN D. JORNS
                                               Chairman of the Board, Chief
                                             Executive Officer, and President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 24, 1996.

              SIGNATURE                        TITLE                 DATE

         /s/ Steven D. Jorns           Chairman of the
- -------------------------------------   Board, Chief             May 24, 1996
           STEVEN D. JORNS              Executive Officer,
                                        and President

         /s/ Kenneth E. Barr           Executive Vice
- -------------------------------------   President, Chief         May 24, 1996
           KENNETH E. BARR              Financial Officer,
                                        and Principal
                                        Accounting Officer

                               INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                          EXHIBIT                               PAGE
 -------                         -------                           ------------
   +1.1  --Form of Underwriting Agreement
   *3.1  --Articles of Incorporation of the Registrant
  **3.2  --Form of Articles of Amendment and Restatement of the
            Registrant
  **3.3  --Bylaws of the Registrant
   +4.1  --Form of Common Stock Certificate for the Registrant
   +5.1  --Opinion of Battle Fowler LLP
   +8.1  --Opinion of Battle Fowler LLP as to Tax Matters
   +8.2  --Opinion of Coopers & Lybrand L.L.P., as to Texas
            Franchise Tax Matters
  *10.1  --American General Hospitality Partnership, L.P.
            Limited Partnership Formation Agreement
 **10.2  --Form of Amended and Restated Agreement of Limited
            Partnership of American General Hospitality
            Operating Partnership, L.P.
  +10.3  --Form of Participating Lease between the Registrant and AGH Leasing, L.P.
  +10.4  --Form of Lease Master Agreement between the Registrant and AGH Leasing, L.P.
  +10.5  --Form of Management Agreement between AGH Leasing,
            L.P. and American General
            Hospitality, Inc.
  +10.6  --Form of Supplemental Representations, Warranties and
            Indemnity Agreement
 **10.7  --Form of Exchange Rights Agreement
 **10.8  --Form of Registration Rights Agreement
  +10.9  --Form of Lock-up Agreement
  +10.10 --Commitment Letter for Line of Credit
 **10.11 --Form of American General Hospitality Corporation 1996
            Incentive Plan
 **10.12 --Form of American General Hospitality Corporation Non-
            Employee Directors' Incentive Plan
 **10.13 --Form of Employment Agreement between the Registrant and Steven D. Jorns
 **10.14 --Form of Employment Agreement between the Registrant and Bruce G. Wiles
 **10.15 --Form of Employment Agreement between the Registrant and Kenneth E. Barr
 **10.16 --Form of Employment Agreement between the Registrant and Russ C. Valentine
  +10.17 --Form of Sublease and Services Agreement
  +10.18 --Option to Purchase and Right of First Refusal
            Agreement between the Registrant and American
            General Hospitality, Inc.
  +10.19 --Form of Indemnification Agreement between the
            Registrant and its executive officers and directors
 **10.20 --Omnibus Option Agreement (OP Units) for Holiday Inn
            Dallas DFW Airport South
 **10.21 --Omnibus Option Agreement (Cash) for Holiday Inn
            Dallas DFW Airport South
 **10.22 --Contribution Agreement (GP) for Holiday Inn Dallas
            DFW Airport South
 **10.23 --Contribution Agreement (Primary Contributors) for
            Holiday Inn Dallas DFW Airport South; Holiday Inn
            Dallas DFW Airport West; Courtyard by Marriott-
            Meadowlands; Hampton Inn Richmond Airport; and
            Hilton Hotel & Conference Center
 **10.24 --Option Agreement for Holiday Inn Dallas DFW Airport
            West
 **10.25 --Contribution Agreement for Holiday Inn New Orleans
            Airport
 **10.26 --Sale and Contribution Agreement for Holiday Inn
            Select
 **10.27 --Purchase and Sale Agreement for Holiday Inn Park
            Center Plaza
 **10.28 --Hotel Purchase Agreement for Fred Harvey Albuquerque
            Airport Hotel
 **10.29 --Hotel Purchase Agreement for Le Baron Airport Hotel

                             INDEX TO EXHIBITS

                                                                    SEQUENTIALLY
 EXHIBIT                                                              NUMBERED
 NUMBER                          EXHIBIT                                PAGE
 -------                         -------                            ------------
 **10.30 --Real Estate Sale Agreement for Days Inn Ocean City
 **10.31 --Purchase and Sale Agreement and Escrow Instructions
            for Holiday Inn Mission Valley
 **10.32 --Omnibus Option Agreement (OP Units) for Hotel Maison
            de Ville
 **10.33 --Omnibus Option Agreement (Cash) for Hotel Maison de
            Ville
 **10.34 --Option Agreement for Hotel Maison de Ville
 **10.35 --Option Agreement (the Plan) for Holiday Inn Dallas
            DFW Airport South; Holiday Inn Dallas DFW Airport
            West; Courtyard by Marriott-Meadowlands; Hampton Inn
            Richmond Airport; and Hotel Maison de Ville
  +21.1  --Subsidiaries of the Company
         --Consent of Battle Fowler LLP (included in Exhibits
  +23.1     5.1 and 8.1 hereto)
  +23.2  --Consent of Coopers & Lybrand L.L.P. giving opinion on
            Texas Franchise Tax Matters (included in Exhibit 8.2
            hereto)
  *23.3  --Consent of Coopers & Lybrand L.L.P.
  *24.1  --Powers of Attorney (included on signature page hereto)
 **99.1  --Consent of H. Cabot Lodge III
 **99.2  --Consent of James R. Worms
 **99.3  --Consent of James McCurry

- --------

 * Previously filed.

** Filed herewith.

 + To be filed by amendment.